As filed with the Securities and Exchange Commission on June 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAYLOR CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4108550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Steven H. Shapiro

General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

(847) 653-7978

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Patt, Esq.

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

(312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,447,147(1)	$13.30(2)	$45,847,055(2)	$3,269

(1)	The shares of common stock that are being registered hereunder are issuable upon (a) conversion of shares of Non-Cumulative Convertible Perpetual Preferred Stock, Series C, and (b) exercise of warrants to acquire shares of our common stock (the “Convertible Securities”). In addition, there are being registered hereunder such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain antidilution provisions set forth in such Convertible Securities, which shares of common stock are registered hereunder pursuant to Rule 416.
(2)	Calculated in accordance with Rule 457(c), based on the average high and low prices per share of Common Stock on June 29, 2010 as reported on the NASDAQ Global Select Market, and includes such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 30, 2010

3,447,147 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of any shares of our common stock issuable from time to time upon conversion of shares of our Non-Cumulative Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred”) and exercise of warrants to acquire shares of our common stock (the “Warrants”). In this prospectus, we refer to the shares of common stock issuable upon conversion of the Series C Preferred and exercise of the Warrants as the securities. The Series C Preferred and the Warrants were originally issued by us pursuant to the Securities Purchase Agreement, dated as of May 21, 2010, by and among us and the selling securityholders originally named in this prospectus.

The investors in these transactions included members of our board of directors, including Harrison I. Steans and Jennifer W. Steans, and members of our management, including the Chairman of our board of directors, Bruce W. Taylor, and our Chief Executive Officer, Mark A. Hoppe.

The Series C Preferred pays non-cumulative dividends quarterly in arrears at an annual rate of 8% of the liquidation preference beginning in October 2010 and has a conversion price of $12.28 per share. The Series C Preferred is convertible into an aggregate of up to 2,598,697 shares of our common stock at the option of the holders of shares of Series C Preferred at any time, and will be convertible at our option at any time after the earlier to occur of (1) May 28, 2015, and (2) the first date on which the volume-weighted average per share price of our common stock equals or has exceeded 130% of the then applicable conversion price of the Series C Preferred for at least 20 trading days within any period of 30 consecutive trading days occurring after May 28, 2013.

The Warrants have an exercise price of $12.28 per share and were issued in connection with a private placement of subordinated notes by us that bear interest at an annual rate of 8% and mature on May 28, 2020. The Warrants, in the aggregate, represent the right to purchase up to 848,450 shares of our common stock. The Warrants will not be exercisable until November 26, 2010, and the Warrants expire on May 28, 2015.

The selling securityholders may offer and sell such securities from time to time, directly or through underwriters, broker-dealers or agents, in public or private transactions, and at fixed prices, prevailing market prices, prices related to prevailing market prices or negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from any sales of the securities by the selling securityholders.

Neither the Series C Preferred nor the Warrants are listed on an exchange, and we do not intend to list the Series C Preferred or the Warrants on any exchange.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TAYC.” On June 29, 2010, the last reported sale price of our common stock on the Nasdaq Global Select Market was $12.98 per share. You are urged to obtain current market quotations of the common stock.

Investing in the securities involves a high degree of risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                     , 2010

In this prospectus, the terms “company,” we,” “us,” and “our” refer to Taylor Capital Group, Inc. and its consolidated subsidiaries, collectively (unless the context indicates another meaning).

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Documents Incorporated by Reference” for more information.

PROSPECTUS SUMMARY

GENERAL

We are a bank holding company headquartered in Rosemont, Illinois, a suburb of Chicago, and we derive substantially all of our revenue from our wholly-owned subsidiary, Cole Taylor Bank (“the Bank”). The Bank was founded in 1929 by forefathers of the Taylor family and has served the Chicago metropolitan area for over 80 years. We were formed in 1996 and acquired Cole Taylor Bank in 1997. We provide a range of products and services primarily to closely-held commercial customers and their owner operators in the Chicago metropolitan area. We also provide asset-based lending and residential mortgage origination services outside our Chicagoland region through offices in other geographic markets. At March 31, 2010, we had assets of approximately $4.51 billion, deposits of approximately $2.96 billion and stockholders’ equity of approximately $253.8 million.

Our primary business is commercial banking and, as of March 31, 2010, approximately 94% of our loan portfolio was comprised of commercial loans. Our targeted commercial lending customers are closely-held businesses in industries such as manufacturing, wholesale and retail distribution, transportation, construction contracting and professional services. Our commercial lending activities primarily consist of providing loans for working capital, business expansion or acquisition; owner-occupied commercial real estate financing; revolving lines of credit; and stand-by and commercial letters of credit. In addition to our lending activities, we offer deposit products such as checking, savings and money market accounts; time deposits and repurchase agreements to our business customers and community-based customers, typically individuals and small, local businesses, located near our banking centers. We offer corporate treasury cash management services to our commercial customers, which include internet balance reporting, remote deposit capture, positive pay, automated clearing house products, imaged lock-box processing, controlled disbursement, and account reconciliation. We also cross-sell products and services to the owners and executives of our business customers designed to help them meet their personal financial goals. Our product offerings also include personal customized credit and wealth management services. We use third-party providers to augment our offerings to include investment management and brokerage services. Our products and services consist of commercial banking credit and deposit products delivered by a single operations area. We do not have separate and discrete operating segments.

Our principal executive office is located at 9550 West Higgins Road, Rosemont, Illinois 60018, and our phone number is (847) 653-7978.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

An investment in our securities involves a number of risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports we file with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus or any prospectus supplement constitute forward-looking statements. These forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “expect,” “plan,” “predict,” “potential,” “contemplate,” “should,” “will,” “anticipate,” “believe,” “intend,” “could,” “would” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	the risk that our regulators could require us to maintain regulatory capital in excess of the levels needed to be considered well capitalized;

•	the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio;

•	possible volatility in loan charge-offs and recoveries between periods;

•

negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers, as well as other banks and lending institutions with which we have commercial relationships;

•	the decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area;

•	the risks associated with the high volume of loans secured by commercial real estate in our portfolio;

•	uncertainty in estimating the fair value of loans held for sale and the possibility that we will not be able to dispose of these assets on terms acceptable to us;

•	the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market;

•	the risks associated with implementing our business strategy and managing our growth effectively, including our ability to preserve and access sufficient capital to execute on our strategy;

•

the risks associated with management changes, employee turnover and our commercial banking growth initiative, including our expansion of our asset-based lending operations and our entry into new geographical markets;

•	the risks associated with the establishment of our new residential loan origination line of business, including the expansion into new geographical markets;

•	the effect on our profitability if interest rates fluctuate, as well as the effect of our customers’ changing use of our deposit products;

•	the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth;

•	a continuation of the recent unprecedented volatility in the capital markets;

•	the effectiveness of our hedging transactions and their impact on our future results of operations;

•	changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition;

•	changes in legislation or regulatory and accounting principles, policies or guidelines affecting our business, including those relating to capital requirements; and

•	other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in our December 31, 2009 Annual Report on Form 10-K filed with the SEC on March 29, 2010 and in our Quarterly Report on Form 10-Q filed with the SEC on May 12, 2010. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

All of the securities offered pursuant to this prospectus are being offered by the selling securityholders listed under “Selling Securityholders.” We will not receive any proceeds from any sale of the securities by the selling securityholders. Although we will not receive any proceeds from this offering, if the warrants to purchase 848,450 shares of our common stock were all exercised for cash, the selling stockholders would pay us an exercise price of $12.28 per share, or an aggregate exercise price of $10,418,966. If we do receive any proceeds from the exercise of the warrants, we will likely use such proceeds for general corporate purposes.

SELLING SECURITYHOLDERS

On May 28, 2010, we issued 1,276,480 shares of Series C Preferred, $33,938,000 in subordinated notes and Warrants to acquire up to 848,450 shares of our common stock in a transaction exempt from the registration requirements of the Securities Act and state securities laws. The securities covered by this prospectus are issuable from time to time upon conversion of the Series C Preferred and exercise of the Warrants by the initial selling securityholders. The initial selling securityholders, or their respective successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	2,598,697 shares of our common stock issuable upon conversion of 1,276,480 shares of Series C Preferred; and

•	848,450 shares of our common stock issuable upon exercise of the Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders may sell all, some or none of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Before the Offering	Maximum Shares Being Offered Hereby	Shares of Common Stock Beneficially Owned Upon Completion of the Offering	Percentage of Common Stock Outstanding Upon Completion of the Offering (1) (2)
Jennifer W. Steans, Trustee of the Jennifer W. Steans 2000 Trust (3)	159,928	29,928	130,000	*
James P. Kastenholz 2000 Trust (3)	39,984	9,984	30,000	*
Nicholas J. Kastenholz Minor’s Trust (3)	18,143	10,643	7,500	*
Jennifer W. Steans 1999 Descendants Trust (3)	28,380	22,380	6,000	*
Heather A. Steans 2001 Trust	159,912	39,912	120,000	*
Heather A. Steans 1999 Descendant’s Trust	28,380	22,380	6,000	*
Robin M. Steans, Trustee of the Robin M. Steans Revocable Trust	79,969	19,969	60,000	*
Leonard A. Gail, Trustee of the Leonard A. Gail Revocable Trust	79,944	19,944	60,000	*
Robin M. Steans 1999 Descendant’s Trust	28,380	22,380	6,000	*
Steans 1996 Family Trust (3)	53,216	53,216	0	—
Harold M. Morrison Trust, Harold M. Morrison, Trustee	86,294	26,294	60,000	*
Helen H. Morrison, Trustee of the Helen H. Morrison 2002 Trust	135,196	45,196	90,000	*
Lois L. Morrison, Trustee of the Lois L. Morrison 1999 Trust	61,586	16,586	45,000	*

Justin W. Daab 2003 Trust	5,322	5,322	0	—
Margot M. Brinley, Trustee of the Margot M. Morrison 1999 Trust	139,944	19,944	120,000	*
Amy M. Heinrich, Trustee of the Amy M. Heinrich 2000 Trust	63,269	15,269	48,000	*
Foursquare Investments, LLC	203,225	41,225	162,000	*
Thomas B. Hunter III Self-Declaration of Revocable Trust, Thomas B. Hunter, III Trustee	534,130	150,130	384,000	2.10%
Thomas B. Hunter, IV, Trustee of the Thomas B. Hunter IV Revocable Trust	75,269	15,269	60,000	*
Willard M. Hunter, Trustee of the Willard M. Hunter 2002 Revocable Trust	45,161	9,161	36,000	*
George P. Bauer Revocable Trust	401,790	101,790	300,000	1.64%
David M. Gervase	8,036	2,036	6,000	*
Patricia A. Fosmoe	9,406	3,406	6,000	*
Nicholas W. Sayers	4,064	1,064	3,000	*
SIP of Illinois Limited Partnership	43,304	13,304	30,000	*
Marion C. Zehner	6,532	532	6,000	*
Raymond L. Rusnak, Jr. Trust Dated April 30, 2009	2,661	2,661	0	*
Ernsteen of Boynton Beach LP	159,912	39,912	120,000	*
Robert F. Barnett, III, 1997 Trust, Robert F. Barnett, III, Trustee	19,304	13,304	6,000	*
Elizabeth M. Barnett Living Trust Dtd 12-13-95	13,304	13,304	0	—
Michaels Family Thrush, L.P.	11,322	5,322	6,000	*
Jeffrey S. Elowe Special Trust, Michael L. Elowe, Trustee	532	532	0	—
Siena Capital Partners I, LP (13)	104,349	53,216	51,133	*
John R. Willis and Mary S. Willis	18,680	6,680	12,000	*
Avy H. Stein	18,680	6,680	12,000	*
Leisure Investments, LLC	18,680	6,680	12,000	*
Harrington Bischof	20,358	20,358	0	—
Michael Hara Revocable Trust	44,608	26,608	18,000	*
The Michael G. Hara Children’s Gift Trust	26,608	26,608	0	—
David Olson	13,304	13,304	0	—
Harrison I. Steans, Trustee of Harrison I. Steans Self-Declaration of Revocable Trust (4)	1,131,963	377,763	754,200	4.13%
Millennium Trust Company, LLC Cust. FBO: Thomas B. Hunter, IV, IRA #90F165017	5,322	5,322	0	—
Bruce W. Taylor Revocable Trust dated 4/10/84 (5)	80,573	32,573	48,000	*
Millennium Trust Company, LLC Custodian FBO: Julie K. Boyer IRA, a/c #90FI30011	2,661	2,661	0	—
Millennium Trust Company, LLC Cust. FBO: Kimberly A. Parks, IRA, #90BH62010	6,464	1,064	5,400	*
Millennium Trust Company, LLC Cust. FBO: Marion C. Zehner, IRA, #90F148013	1,384	1,384	0	—
TD Ameritrade Clearing Inc., Custodian FBO: Martin A. Jahn Rollover IRA	5,322	5,322	0	—
Templeton Associates Defined Benefit Plan	11,708	11,708	0	—

TD Ameritrade Clearing Inc., Custodian FBO: Alan L. Clark Rollover IRA #902-979420 (12)	20,443	2,443	18,000	*
Nancy Dusevic Clark, Custodian Zachary D. Clark UTMA IL (12)	814	814	0	—
Alan L. Clark, Custodian Peter L. Clark UTMA IL (12)	814	814	0	—
Randall T. Conte, IRA (6)	38,143	8,143	30,000	*
Millennium Trust Company, LLC Cust. FBO: Sally Fansler IRA (12)	4,072	4,072	0	—
TD Ameritrade Clearing Inc., Custodian FBO: Christopher J. Foltman Rollover IRA (12)	10,072	4,072	6,000	*
Lisa M. Gibbs Trust, Dated 11-13-06 (12)	4,072	4,072	0	—
Ronald M. Golden and Sheri L. Golden (12)	16,911	4,072	12,839	*
James L. Hamilton (12)	7,982	7,982	0	—
Mark A. Hoppe (7)	290,371	40,716	249,655	1.37%
Millennium Trust Company, LLC Cust. FBO: David J. Ide Rollover IRA Acct. # 90F572011 (12)	20,993	10,993	10,000	—
Nancy Karasek and Edward A. Karasek (12)	9,063	1,384	7,679	*
Jeremiah J. Kelliher (12)	104,947	8,143	96,804	*
John J. Kolbus and Michelle Kolbus (12)	30,177	2,036	28,141	*
TD Ameritrade Clearing Inc., Custodian FBO: John J. Kolbus Rollover IRA (12)	28,436	2,036	26,400	*
Millennium Trust Company, LLC Cust. FBO: Paul W. Kogol Rollover IRA, a/c# 90FG68015 (12)	13,066	5,322	7,744	*
John J. Lynch, Jr. Declaration of Trust Dated 2/18/1982 (12)	81,432	81,432	0	—
TD Ameritrade Clearing Inc., Custodian FBO: Michael J. Morton Rollover IRA (8)	29,036	2,036	27,000	*
Clio C. Mulryne (12)	2,443	2,443	0	—
William A. Newman Revocable Trust Dated 12/10/01 - William A. Newman Trustee (12)	36,537	30,537	6,000	*
John O’Sullivan and Katherine O’Sullivan Living Trust (12)	13,072	4,072	9,000	*
John Parsinen (12)	5,156	2,661	2,495	*
Jacquelyn E. Parsinen (12)	2,661	2,661	0	—
Mark R. Ptacek and Patricia G. Ptacek (12)	27,426	6,515	20,911	*
Ptacek Irrevocable Trust, c/o Megan Mortensen, Trustee (12)	1,629	1,629	0	—
Jonathan Rothstein and Sandra Thebault-Rothstein (12)	11,583	4,072	7,511	*
Lawrence G. Ryan (9)	132,268	20,358	111,910	*
TD Ameritrade Clearing Inc., Custodian FBO: Thomas W. Ryan Rollover IRA (12)	34,072	4,072	30,000	*
TD Ameritrade Clearing Inc., Custodian FBO: Michael D. Smith Rollover IRA (12)	36,215	12,215	24,000	*
RBC Capital Markets Corporation Custodian FBO William A. Stapel IRA (12)	8,143	8,143	0	—
Patrick Stoltz and Megan Stoltz (12)	31,523	4,072	27,451	*
TD Ameritrade Clearing Inc., Custodian FBO: Patrick James Stoltz Rollover IRA (12)	35,606	2,036	33,570	*
Maria Tabrizi and Dominic Tabrizi (12)	19,774	2,036	17,738	*

Thomas C. Wallace and Kerri S. Wallace (12)	19,359	4,072	15,287	*
TD Ameritrade Clearing Inc., Custodian FBO: Linda Weber, IRA Acct. # 914903631 (12)	2,661	2,661	0	—
Terry M. Rozdolsky	103,216	53,216	50,000	—
Lanigan Holdings LLC	221,110	101,110	120,000	*
Irving Barr Living Trust, dated January 24, 2008	53,216	53,216	0	—
Aronberg Goldgehn Davis & Gramisa Retirement Plan & Trust f/b/o Ned S. Robertson	1,384	1,384	0	—
Joseph M. Rossi	12,822	5,322	7,500	*
Tinberg Asset Management LLC (10)	40,716	40,716	0	—
Border Plains, LLC	532,160	532,160	0	—
Millennium Trust Company, LLC Cust. FBO Peter D. Ziegler SEP IRA 90FG13011	13,304	13,304	0	—
Steven P. Kent and Ruth E. Kent (11)	26,608	26,608	0	—
Binker of Fifth Avenue LLC	13,304	13,304	0	—
First Matthew Partners, LP	13,304	13,304	0	—
Lifewise Family Financial Security Inc.	53,216	53,216	0	—
Richard M. Rieser Jr.	26,358	20,358	6,000	*
Stieven Financial Offshore Investment, Ltd.	35,761	11,761	24,000	*
Stieven Financial Investors, L.P.	69,671	69,671	0	—
Charles E. Brinley 2003 Trust	15,269	15,269	0	—
MTL Family Investments, LLC	53,216	53,216	0	—
William P. Lanigan 1999 Trust	31,930	31,930	0	—
Patricia Lanigan	10,643	10,643	0	—
Catherine Lanigan	10,643	10,643	0	—
Daniel P. Lanigan 1998 Trust	5,322	5,322	0	—
John J. Lanigan, Jr. 2000 Trust	53,216	53,216	0	—
PCB, LP (3)	282,346	181,186	101,160	*
Adeline S. Morrison, Trustee of the Adeline S. Morrison Trust	6,350	6,350	0	—
Harold M. and Adeline S. Morrison Family Foundation	18,750	18,750	0	—
Hunter Family Foundation	25,000	25,000	0	—
The Bauer Foundation	31,250	31,250	0	—
Dolores G. Gervase	625	625	0	—
Old Republic Financial Investors Inc.	250,000	250,000	0	—
Aguila Ltd.	50,000	50,000	0	—

*	Denotes a percentage less than one percent.
(1)	Calculated based on 18,276,197 shares of our common stock outstanding as of June 25, 2010.
(2)	For purposes of this table only we have assumed that the selling securityholders will sell all of the shares of our common stock offered by this prospectus.

(3)	Jennifer W. Steans is a member of our board of directors, and she may be deemed to beneficially own: (i) 4,888 shares of common stock pursuant to a restricted stock grant, (ii) 53,216 shares of common stock held by the Steans 1996 Family Trust, over which Ms. Steans is one of three co-trustees, (iii) 75,000 shares of common stock beneficially owned by Trilogy Investment Group, LLC of which Ms. Steans is one of three managing members and shares investment and voting power, (iv) 500,000 shares of common stock issuable to Financial Investments Corporation upon exercise of a warrant over which Ms. Steans may be deemed to share investment and/or voting power, which warrant was issued pursuant to a Management Services Agreement, dated as of September 29, 2008, between us and Financial Investments Corporation, (v) 28,380 shares of common stock as a trustee of the Jennifer Steans 1999 Descendants Trust, (vi) 159,928 shares of common stock as a trustee of the Jennifer W. Steans 2000 Trust, (vii) 39,984 shares of common stock beneficially owned by James Kastenholz (the spouse of Ms. Steans) as trustee of the James P. Kastenholz 2000 Trust, (viii) 282,346 shares of common stock held by PCB Limited Partnership of which Ms. Steans is one of three general partners, and (ix) 18,143 shares of common stock beneficially owned by the Nicholas J. Kastenholz Minor’s Trust (the son of Ms. Steans). In accordance with Rule 13d-4 under the Exchange Act, Ms. Steans disclaims beneficial ownership of the shares described in clauses (ii), (v), (vii), (viii) and (ix) hereof.
(4)	Harrison I. Steans is a member of our board of directors and the chairman of our executive committee, he beneficially owns 277,500 shares of common stock held in his name, and he may be deemed to beneficially own: (i) 4,888 shares of restricted stock, (ii) 500,000 shares of common stock issuable to Financial Investments Corporation upon exercise of a warrant over which Mr. Steans may be deemed to share investment and/or voting power, which warrant was issued pursuant to a Management Services Agreement, dated as of September 29, 2008, between us and Financial Investments Corporation, and (iii) 1,131,963 shares of common stock as trustee of the Harrison I. Steans Self-Declaration of Revocable Trust.
(5)	Bruce W. Taylor is our chairman, a member of our board of directors and a member of our executive committee. He beneficially owns 34,000 shares of common stock, and may be deemed to beneficially own: (i) a warrant to purchase 7,500 shares of common stock, (ii) 40,000 shares of common stock pursuant to options, (iii) 4,686,600 shares of common stock that are held by the Taylor Trust, (iv) 39,780 shares of common stock that are held in the Jeffrey W. Taylor Gift Trust under agreement dated 6/10/82, of which Jeffrey W. Taylor and Brian Taylor serve as co-trustees, (v) 39,720 shares of common stock that are held in the Bruce W. Taylor Gift Trust under agreement dated 6/10/82, of which Bruce W. Taylor and Cindy Taylor Robinson serve as co-trustees, (vi) 39,780 shares of common stock that are held in the Cindy L. Taylor Gift Trust under agreement dated 6/10/82, of which Cindy Taylor Robinson and Susan Taylor serve as co-trustees, and (vii) 80,573 shares of common stock as trustee of the Bruce W. Taylor Revocable Trust under agreement dated 4/10/1984.
(6)	Randall T. Conte is our chief financial officer and chief operating officer, he beneficially owns 24,663 shares of common stock held in his name, and he may be deemed to beneficially own 25,000 shares of common stock pursuant to options and 38,143 shares of common stock held by, or issuable to, the Randall T. Conte, Individual Retirement Account.
(7)	Mark A. Hoppe is our president and chief executive officer, a member of our board of directors and a member of our executive committee. He owns 30,015 shares of common stock and may be deemed to beneficially own: (i) 46,640 shares of common stock pursuant to restricted stock grants, (ii) 50,000 shares of common stock pursuant to options, (iii) 120,000 shares owned jointly by Mr. Hoppe and his spouse, (iv) a warrant to purchase 3,000 shares of common stock held by Mark A. Hoppe and his spouse, and (v) 40,716 shares of common stock issuable to Mark A. Hoppe upon conversion or exercise of the securities.
(8)	Michael Morton is our chief credit officer and may be deemed to beneficially own: (i) 20,529 shares of common stock pursuant to restricted stock grants, and (ii) 27,000 shares of common stock held by or issuable to the Michael Morton, Individual Retirement Account.
(9)	Lawrence G. Ryan is our executive vice president and chief lending officer and may be deemed to beneficially own: (i) 51,910 shares of common stock pursuant to restricted stock grants, and (ii) 60,000 shares of common stock.
(10)	Richard W. Tinberg is a member of our board of directors, he beneficially owns 24,020 shares of common stock and he may be deemed to beneficially own 40,716 shares of common stock held by Tinberg Asset Management LLC.
(11)	Steven P. Kent is a managing director at Keefe, Bruyette & Woods, Inc. Mr. Kent is married to Ruth E. Kent. We engaged Keefe, Bruyette & Woods, Inc. to render financial advisory services in connection with our issuance of Series C Preferred and Warrants and our issuance of preferred stock, subordinated notes and warrants during September 2008. As financial advisor, Keefe, Bruyette & Woods, Inc. received advisory fees in the aggregate amount of $4,078,579 in connection with the foregoing transactions. The selling securityholder has advised us that (i) he is an affiliate of a registered broker-dealer, (ii) he acquired the Warrants and shares of Series C Preferred in the ordinary course of business, and (iii) at the time he acquired such Warrants and shares of Series C Preferred, he was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

(12)	Each of these selling securityholders is, or during the past three years was, an affiliate of an employee of Taylor Capital Group, Inc. and/or Cole Taylor Bank.
(13)	The selling securityholder has advised us that (i) it is an affiliate of a registered broker-dealer, (ii) it acquired the Warrants and shares of Series C Preferred in the ordinary course of business, and (iii) at the time it acquired such Warrants and shares of Series C Preferred, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when required.

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus for the selling securityholders.

We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Registration Rights Agreement, dated May 28, 2010, between us and the selling securityholders. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Registration Rights Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this resale registration.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the securities.

Sales of the securities may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.

The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:

•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.

LEGAL MATTERS

The validity of the securities registered for resale hereby will be passed upon for us by our counsel, Katten Muchin Rosenman LLP. Melvin E. Pearl, a member of our board of directors, is a former Partner with Katten Muchin Rosenman LLP and currently serves as “Of Counsel” to that firm. Katten Muchin Rosenman LLP also acts as our counsel from time to time and a limited number of its attorneys own, in the aggregate, less than 1% of the outstanding shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and in auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and at our website at http://www.taylorcapitalgroup.com. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC as 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update and supercede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than by filing subsequent information with the SEC. This historical and future information that is incorporated by reference in this prospectus is considered to be part of this prospectus and can be obtained at the locations described above. The information included elsewhere in this prospectus and the following information incorporated by reference in this prospectus is considered to be part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 29, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (filed with the SEC on May 12, 2010);

•	Our Current Reports on Form 8-K, and amendments thereto, filed with the SEC on June 2, 2010, May 25, 2010, May 21, 2010 and April 28, 2010; and

•

Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act, (1) after the date of the filing of this registration statement and before its effectiveness and (2) until all of the shares of common stock to which this prospectus relates are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated in this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated in this prospectus by reference). You should direct any requests for copies to:

Taylor Capital Group, Inc.

Attention: Steven H. Shapiro, General Counsel and Corporate Secretary

9550 West Higgins Road

Rosemont, Illinois 60018

Telephone number: (847) 653-7978

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by us in connection with the issuance and distribution of the securities. We will pay all of these expenses. All expenses other than the SEC registration fee are estimated.

Approximate Amount
SEC Registration Fee	$3,269
Accounting Fees and Expenses	7,000
Legal Fees and Expenses	20,000
Miscellaneous	2,000

Total	$32,269

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our Third Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

Our Third Amended and Restated By-laws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law. However, we are not obligated to indemnify any such person:

•	with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

•	for any amounts paid in settlement, without our prior written consent, of an action in respect of which we would otherwise indemnify such person.

We have entered into indemnity agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Under agreements which may be entered into by us, certain of our directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by this registration statement against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits.

Exhibit Number	Exhibit

5.1	Opinion of Katten Muchin Rosenman LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(B) in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the Registrant; and

(d) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois on the 30th day of June, 2010.

TAYLOR CAPITAL GROUP, INC.

By:	/S/ STEVEN H. SHAPIRO
Steven H. Shapiro
General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Mark A. Hoppe, Randall T. Conte and Steven H. Shapiro his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 30, 2010.

Signature	Title

/S/ BRUCE W. TAYLOR Bruce W. Taylor	Chairman

/S/ MARK A. HOPPE Mark A. Hoppe	Chief Executive Officer, President and Director

/S/ RANDALL T. CONTE Randall T. Conte	Chief Financial Officer, Chief Operating Officer (Principal Financial and Accounting Officer)

Harrison I. Steans	Director

/S/ RONALD L. BLIWAS Ronald L. Bliwas	Director

/S/ C. BRYAN DANIELS C. Bryan Daniels	Director

/S/ RONALD D. EMANUEL Ronald D. Emanuel	Director

/S/ M. HILL HAMMOCK M. Hill Hammock	Director

/S/ MICHAEL H. MOSKOW Michael H. Moskow	Director

/S/ LOUISE O’SULLIVAN Louise O’Sullivan	Director

/S/ MELVIN E. PEARL Melvin E. Pearl	Director

/S/ SHEPHERD G. PRYOR IV Shepherd G. Pryor IV	Director

/S/ JENNIFER W. STEANS Jennifer W. Steans	Director

Jeffrey W. Taylor	Director

/S/ RICHARD W. TINBERG Richard W. Tinberg	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Katten Muchin Rosenman LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).